SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Dividend and Income Fund
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Dividend and Income Fund
11 Hanover Square, 12th Floor
New York, NY 10005
www.DividendandIncomeFund.com
Vote the WHITE proxy card today! Please discard any GREEN proxy card that you may have received.

Dear Shareholder,
You recently may have received a letter from Bulldog Investors, LLC, a predatory fund manager that is attacking your Fund for Bulldog’s gain at your expense.  Bulldog’s letter is nonsensical, and riddled with false and materially misleading statements, material omissions, and unfounded attacks on your Fund’s Trustees.  Based on the letter’s apparent obsession with Tom Winmill, your Fund’s portfolio manager and Fund trustee, Bulldog appears to hold an irrational personal grudge against Mr. Winmill, notwithstanding that the Fund’s market return for 2019, including the reinvestment of dividends, was 50.99%.  So, we urge you to please just discard Bulldog’s letter and green proxy card.
Examples of Bulldog’s false statements include:
•	The vote requirement for a Trustee at this meeting is 50%, not 75% as Bulldog claims.
•	A highly reputable national brokerage firm has been given a waiver of the 4.99% limit, not just Bexil, as Bulldog erroneously claims.
Is Bulldog just incompetent with facts, or doing something else?  Show Bulldog that it can’t play fast and loose with the facts or the law: Please return your Fund’s WHITE proxy card or voting instruction form TODAY and vote “FOR” your Board-approved nominee.
Your Fund has a track record of delivering competitive financial performance and strong shareholder returns, and your Fund’s Board is taking steps, such as raising the dividend distribution, to build on this progress. Conversely, Bulldog is advocating for actions that would likely prevent the Fund from delivering strong returns for shareholders. Bulldog has nominated a candidate with no closed end fund board experience, has admitted it will seek reimbursement of its proxy fight expenses, and is seeking to recklessly pressure the Fund into implementing a self-tendering plan. We believe Bulldog’s strategy is simple: agitate, get its expenses out of the Fund, then sell out and leave other shareholders with potentially significantly reduced trading liquidity and raised costs.
Your vote is extremely important, no matter how many or how few shares you own. Please cast your vote “FOR” your Board-approved nominee listed on the enclosed WHITE proxy card or voting instruction form. Voting takes just a few minutes and can be done by following the instructions on the enclosed WHITE proxy card or voting instruction form.  Please do not vote any green proxy card sent to you by Bulldog or any proxy card other than the WHITE proxy card, as doing so would cancel your vote to support your Fund and its current Board.
With sincere thanks for your continued trust and confidence,
DIVIDEND AND INCOME FUND, Board of Trustees

Roger Atkinson	Jon Tomasson	Peter K. Werner	Thomas B. Winmill

Questions? Please call Georgeson LLC, the Fund’s proxy solicitor, toll free at 800-561-2871.